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Exhibit 10.1

AGREEMENT

        THIS AGREEMENT made and entered into this 20th day of June, 2003 by and among Steve A. Antry ("Antry"), Rolf N. Hufnagel ("Hufnagel"), Robert E. Davis, Jr. ("Davis"), David A. Wilkins ("Wilkins"), Robert C. Stone, Jr. ("Stone"), and Beta Oil & Gas, Inc. ("Beta"). Messrs. Antry and Hufnagel are entering into this Agreement as stockholders and as proxies for other holders of shares of the outstanding voting stock of Beta ("Shares"), Messrs. Davis, Wilkins and Stone are entering into this Agreement as Directors of Beta, stockholders and, in the case of Davis and Wilkins, as management proxies for other holders of Shares.

        WHEREAS, Messrs. Antry and Hufnagel have given notice of the exercise of the right to cumulative voting at the Annual Meeting of the Stockholders of Beta scheduled to be held on June 20, 2003 (the "Meeting") at the offices of Beta in Tulsa, Oklahoma and have indicated publicly their intention to nominate one or two candidates for election as directors at the Meeting; and

        WHEREAS, certain issues and uncertainties have arisen regarding the voting of the Shares and the results of the election for Directors, which issues and uncertainties could result in ongoing legal, governance, operational and perhaps other controversies among the board members to the detriment of an efficient and effective management and governance of Beta; and

        WHEREAS, the parties hereto believe it is in the best interests of Beta and its stockholders to resolve the outstanding issues and uncertainties in the manner described herein.

        NOW, THEREFORE, in consideration for the mutual promises, commitments and obligations of the Parties hereunder and for other good and valuable consideration, the Parties hereto hereby agree as follows:

        1.    Election of Directors    It is agreed that Antry and Hufnagel shall nominate David Melman as a candidate for director from the floor at the Meeting. It is agreed that all of the Parties signing as stockholders and proxies will vote their shares for the following persons as Directors: Davis, Wilkins, Stone and Melman.

        2.    Expansion of Board Size and Filling Vacancies    Immediately following the Meeting, the Board will convene a meeting and shall adopt a resolution increasing the size of the Board of Beta from four members to five members and appointing Rolf N. Hufnagel as the person to fill the vacancy created by such expansion of the size of the Board.

        3.    Vote on Option Plan Amendment    Each of the Parties hereto signing as stockholders and as proxies agree to vote all of the shares they are entitled to vote in favor of the approval of the amendment of the Amended and Restated 1999 Incentive and Nonstatutory Option Plan.

        4.    Proposal to Amend Articles of Incorporation    It is agreed that the proposal of the Board to amend the articles of incorporation to eliminate cumulative voting will be withdrawn from the agenda and there will be no vote on that proposal.

        5.    Standstill Agreement    Antry and Hufnagel agree that for a period of one year from the date hereof, neither of them will solicit, engage in, participate in or encourage, directly or indirectly, any solicitation of proxies for any vote of Shares in a manner which is contrary to a recommended vote of the Board of Beta or any issue that may be presented to the stockholders. It is further agreed that during such period (i) neither of them will initiate any proposals for a vote by the stockholders, (ii) neither of them will acquire beneficial or record ownership of any Shares in addition to those they currently own (excluding from this restriction are any Shares which Hufnagel may be entitled to purchase under stock options he may receive as a director), (iii)neither of them will form with any other stockholders of Beta a group (as that term is defined in Regulation D-G promulgated by the Securities and Exchange Commission) for the purpose of influencing or otherwise affecting or directing the management, direction or actions of Beta, and (iv) neither of them will take any action to call for a special meeting of the stockholders of Beta. It is further agreed among all of the Parties who are or will be directors of Beta that during such one-year period none of them will solicit, encourage, engage or participate in any negotiations, discussions or proposals for the merger, acquisition, sale of assets or other business combination individually. Any unsolicited proposals that may come to or be directed to any Party will be promptly directed to the entire Board of Beta for its attention and action. Notwithstanding anything herein to the contrary, nothing contained herein shall be considered or construed as Antry's or Hufnagel's agreement with or consent to any recommended vote of the Board of Beta regarding any issue that may be presented to the stockholders.

        6.    Injunctive Relief    Each Party acknowledges that any failure to carry out any obligation under this Agreement, or a breach by such Party of any provision herein, will constitute immediate and irreparable damage to the other Parties, which cannot be fully and adequately compensated in money damages and which will warrant preliminary and other injunctive relief, an order for specific performance, and other equitable relief. Each Party further agrees that no bond or other security will be required in obtaining such equitable relief and each Party hereby consents to the issuance of such injunction and to the ordering of specific performance. Each Party also understands that other action may be taken and remedies enforced against such Party.

        7.    Governing Law    This Agreement shall be governed by and construed in accordance with the corporate law of the State of Nevada and the contract and other substantive law of the State of Oklahoma.

        8.    Non-Waiver    The Parties, by agreeing to the terms hereof, are not waiving any rights, claims, causes of action, defense or other legal or equitable rights each may have against any of the others, not specifically referenced herein.

        EXECUTED and delivered in Tulsa, Oklahoma as of the day and year first written above.

Beta Oil & Gas, Inc.

By:	/s/ DAVID A. WILKINS David A. Wilkins, President
/s/ STEVE A. ANTRY Steve A. Antry
/s/ ROLF N. HUFNAGEL Rolf N. Hufnagel
/s/ ROBERT E. DAVIS, JR. Robert E. Davis, Jr.
/s/ DAVID A. WILKINS David A. Wilkins
/s/ ROBERT C. STONE, JR. Robert C. Stone, Jr.

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AGREEMENT